SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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IPC HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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29 Richmond Road

Pembroke HM 08, Bermuda

NOTICE OF 2008 ANNUAL GENERAL MEETING

TO BE HELD ON JUNE 20, 2008

• 2008

Dear Shareholder,

The 2008 Annual General Meeting of IPC Holdings, Ltd. (the “Company”) will be held at 9:30 a.m., local time, on Friday, June 20, 2008 at the American International Building, 29 Richmond Road, Pembroke, Bermuda, for the following purposes:

•	To elect six Directors to hold office until the Company’s next Annual General Meeting or until their successors are elected or appointed or their offices are otherwise vacated;

•	To authorize the Board of Directors to fill any vacancy in their number not filled at a general meeting or arising as a result of an increase in the size of the Board;

•	To receive the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2007;

•

To re-appoint KPMG as the Company’s independent auditors until the close of the Company’s next Annual General Meeting and to authorize the Audit Committee of the Board of Directors to set the compensation of such independent auditors;

•	To consider and, if thought fit, approve a revised Plan of Remuneration for the Board of Directors of the Company; and

•	To transact such other further business, if any, as may lawfully be brought before the meeting.

Only shareholders of record, as shown on the register of members or the branch register of the Company, at the close of business on April 9, 2008 are entitled to receive notice of, and to vote at, the Annual General Meeting.

Please sign, date and return the enclosed proxy in the return envelope furnished for that purpose, as promptly as possible, whether or not you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information concerning the individuals nominated as Directors, use of the proxy and other related matters, you are urged to read the Proxy Statement on the following pages.

By Order of the Board of Directors,

Melanie J. Saunders
Secretary

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on June 20, 2008.

The Proxy Statement and Annual Report to Shareholders

are available at www.ipcre.bm

IPC HOLDINGS, LTD.

29 Richmond Road

Pembroke HM 08, Bermuda

PROXY STATEMENT

The Board of Directors (the “Board”) of IPC Holdings, Ltd. (the “Company”) is soliciting the enclosed proxy to be voted at the 2008 Annual General Meeting of the Company’s shareholders (the “Annual General Meeting”) to be held at 9:30 a.m., local time, on Friday, June 20, 2008, at the American International Building, 29 Richmond Road, Pembroke, Bermuda, and at any adjournments thereof. When the enclosed Proxy Card is properly executed and returned, the common shares, par value $0.01 per share, of the Company (the “Common Shares”) it represents will be voted, subject to any direction to the contrary, at the Annual General Meeting FOR the matters specified in the Notice of Annual General Meeting attached hereto and described more fully herein.

This Proxy Statement, the attached Notice of Annual General Meeting and the enclosed Proxy Card are first being mailed to shareholders on or about •, 2008. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2007 accompanies this Proxy Statement.

All amounts set forth in this Proxy Statement are in United States dollars.

How to Revoke a Proxy

Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Who is Entitled to Vote

Holders of record of the Common Shares, as shown on the register of members or branch register of members of the Company, at the close of business on April 9, 2008 will be entitled to vote at the Annual General Meeting. As of March 31, 2008, there were issued and outstanding 55,726,168 Common Shares, with each Common Share entitling the holder of record on such date to one vote on a poll. See “What if I Own in Excess of 10% of the Common Shares” below for a description of the restrictions that may apply to voting of Common Shares.

What if I Own in Excess of 10% of the Common Shares

If the number of Controlled Shares (as defined below) of any holder would constitute 10% or more of the combined voting power of the issued and outstanding Common Shares (such holder, a “10% Shareholder”), such holder will have the voting rights attached to its Common Shares reduced, in the manner provided in the Company’s Bye-laws (the “Bye-laws”), so that it may not exercise more than approximately 9.9% of the total voting rights attached to the issued and outstanding Common Shares. “Controlled Shares” of any person refers to all Common Shares owned by such person, whether:

•	directly;

•

with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Section 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986 (the “Code”); or

•	beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

The Company’s Bye-laws exclude from the calculation of the 10% voting power limitation described in the preceding paragraph any Common Shares owned by a bank, broker, dealer or investment adviser that does not have or exercise the power to vote those shares and that has only a passive investment intent as reflected in its ability to file beneficial ownership reports on Schedule 13G under the Exchange Act, thereby permitting certain passive investor intermediaries to increase their share ownership above 10% in specified circumstances without being subject to the voting cutback. As of the date of this Proxy Statement, the Company is aware of only one shareholder that beneficially owns Controlled Shares in excess of 10% and the Company considers it a passive investor intermediary that is not subject to the voting cutback.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Common Shares with reason to believe that it is a 10% Shareholder within the meaning of the Bye-laws please contact the Company promptly so that the Company may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder.

The Directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the Directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The Directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information. The Directors retain certain discretion to make such final adjustments as to the aggregate number of votes attaching to the Common Shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.

Proposals to be Submitted to Shareholder Vote; Voting Requirements and Recommendations

Election of Directors

At the Annual General Meeting, shareholders will be asked to elect the six Director nominees set forth herein under the caption “Election of Directors” to hold office until the Company’s next Annual General Meeting or until their successors are elected or appointed or their offices are otherwise vacated (Item A on Proxy Card). The Board size is currently set at eight Directors and it is currently composed of six Directors, all of whom are standing for election at the Annual General Meeting. Therefore, there will be two unfilled vacancies in the Board after the Annual General Meeting.

The Common Shares vote cumulatively in the election of Directors resulting in each shareholder, including a shareholder holding Controlled Shares (as defined above), being entitled to the number of votes that equals the number of votes that such shareholder would be entitled to cast for the election of Directors with respect to its Common Shares multiplied by the number of persons standing for election as Director, and all votes entitled to be cast may be cast for one or more of the Directors being elected. Shareholders may (but need not) indicate the distribution of their votes among the nominees in the space provided on the Proxy Card. Unless otherwise indicated on the Proxy Card, the proxies will cumulate votes represented by such proxy in their discretion, except to the extent that authority so to cumulate votes is expressly withheld as to any one or more of the nominees.

Six Directors will be elected by a plurality vote, and an absolute majority of the votes cast is not a prerequisite to election.

Your Board unanimously recommends a vote FOR the election of each such nominee.

Authorization of the Board to fill Board vacancies

As indicated above, if all Directors standing for election at the Annual General Meeting are elected, there will remain two unfilled vacancies on the Board. In addition, the Board generally has the authority to increase the size of the Board of Directors to nine members and, were it to do so, there would be three vacancies. Shareholders will be asked to authorize the Board to fill any vacancy in their number not filled at a general meeting (Item B on Proxy Card), i.e., the two vacancies that will exist following the Annual General Meeting, and any vacancies arising as a result of an increase in the size of the Board.

The approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Your Board unanimously recommends a vote FOR this proposal.

Re-appointment of KPMG

At the Annual General Meeting, shareholders will also be asked to approve the re-appointment of KPMG as the Company’s independent auditors until the close of the Company’s next annual general meeting and to authorize the Audit Committee of the Board to set the compensation of such independent auditors (Item C on Proxy Card).

The re-appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Your Board unanimously recommends a vote FOR the re-appointment of KPMG to serve in such capacity.

Approval of a revised Plan of Remuneration for the Board of Directors of the Company

At the Annual General Meeting, shareholders will also be asked to approve a revised Plan of Remuneration for the Board of Directors of the Company (Item D on Proxy Card).

The approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Your Board unanimously recommends a vote FOR this proposal.

Quorum; Abstentions and Broker Non-Votes

The quorum required at the Annual General Meeting is two or more persons present in person and representing in person or by proxy more than 50% of the issued and outstanding Common Shares (without giving effect to the limitation on voting rights of 10% Shareholders) throughout the meeting.

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Annual General Meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of any proposal.

How to Vote Your Common Shares

A vote by a show of hands will be taken in the first instance on all matters (other than the election of Directors) properly brought before the Annual General Meeting unless a poll is requested in accordance with the Bye-laws. On a vote by show of hands, every shareholder present in person and every person holding a valid proxy will be entitled to one vote, regardless of the number of shares owned or represented by that person. If a poll is requested, subject to the voting restrictions set out in the Company’s Bye-laws, each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each share owned or represented. Votes for the election of Directors may be cumulated, as described above under “Proposals to be Submitted to Shareholder Vote; Voting Requirements and Recommendations—Election of Directors”.

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your Common Shares are represented by certificates or book entries in your name so that you appear as a shareholder in the register of members or branch register maintained by the share transfer agent, Computershare Investor Services, a Proxy Card for voting those shares will be included with this Proxy Statement. You may direct how your shares are to be voted by completing, signing and returning the Proxy Card in the enclosed envelope.

If you own shares through a bank or brokerage firm, you may instead receive from your bank or brokerage firm a voting instructions form with this Proxy Statement that you may use to instruct how your shares are to be voted. As with a Proxy Card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for Internet or telephonic instructions of how shares are to be voted and provide instructions for using those services on the voting instruction form.

The Company has requested that brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of the Company’s Common Shares and the Company will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

ELECTION OF DIRECTORS

(Item A on Proxy Card)

The Company’s Bye-laws generally permit the Board to determine the number of Directors serving on the Board from a minimum of two up to a maximum of nine Directors. The Board size is currently set at eight Directors and it is currently composed of six Directors. These six Directors are nominated for election at the Annual General Meeting, to hold office on your Board until the next annual general meeting or until their respective successors are elected or appointed or their office is otherwise vacated. If so elected, there will therefore be two unfilled vacancies on the Board after the Annual General Meeting. Shareholders cannot vote at the Annual General Meeting for more than the six nominees standing for election. Your Board recommends a vote FOR each of the nominees listed on the enclosed Proxy Card. It is not expected that any of the nominees will become unavailable for election as a Director but, if any nominee should become unavailable prior to the meeting, the proxies may vote for such persons as your Board shall recommend.

The name, age, principal occupation and certain other information concerning each nominee is set out below.

Kenneth L. Hammond (age 61) was appointed Chairman of the Board of the Company and its wholly-owned subsidiary, IPCRe Limited (“IPCRe” and, together with the Company, “IPC”), effective February 16, 2008 following the retirement of Frank Mutch. He has been a Director of the Company and IPCRe since March 1, 2004. Mr. Hammond was President of Attorneys’ Liability Assurance Society (Bermuda) Ltd. (“ALAS”) from 1987 to 1995, and Vice Chairman, President and Chief Executive Officer of ALAS from 1995 to December 2000. He continued as Vice Chairman and Chief Executive Officer of ALAS from 2000 until December 2002, when he retired from that position. From 1987 to 1990, Mr. Hammond was also Managing Director of J.H. Minet in Bermuda. From 1982 to 1986, he served as Senior Vice President and Chief Financial Officer of Trenwick Limited in Bermuda.

James P. Bryce (age 59) has been President and Chief Executive Officer of the Company and IPCRe since July 2000 and a Director of the Company and IPCRe since June 6, 2000. Mr. Bryce was Senior Vice President of the Company from July 1996 to July 2000 and Senior Vice President—Underwriting (Chief Underwriting Officer) of IPCRe from its inception in 1993 to July 2000.

Mark R. Bridges (age 48) was appointed a Director of the Company and IPCRe on July 25, 2007. Mr. Bridges has been President and a director of Rosemont Reinsurance Ltd. since September 2006 and was appointed as a director of Pentelia Re (Bermuda) Ltd. in December 2007. He was Chief Financial Officer of Harbor Point Limited from February 2006 to May 2006. From 1998 to February 2006, Mr. Bridges worked at Overseas Partners Ltd.; he was Executive Vice President and Chief Financial Officer from 1998 to February 2002, and President, Chief Executive Officer and Chief Financial Officer and a director from February 2002 to February 2006. From 1984 to 1998, Mr. Bridges worked at KPMG Bermuda; he was a partner and Head of Reinsurance Practice from 1988 to 1998.

Peter S. Christie (age 61) has been a Director of the Company since March 17, 2006 and of IPCRe since April 12, 2006. Mr. Christie is a principal of Friemann Christie LLC, an independent advisory and strategy consulting firm specializing in the field of insurance and risk related organizations. From 1997 to May 1999, Mr. Christie served as the Vice Chairman of Aon Group Inc., Chicago, a global risk advisory and insurance brokerage firm.

L. Anthony Joaquin (age 53) was appointed a Director of the Company and IPCRe on July 25, 2007. Mr. Joaquin was Managing Partner of Ernst & Young, Bermuda from 2001 to 2005 and a partner from 1988 to 2001. He was Inspector of Companies of the Government of Bermuda from 1986 to 1988.

Antony P. D. Lancaster (age 65) has been a Director of the Company since March 17, 2006 and of IPCRe since April 12, 2006. Mr. Lancaster currently serves on the board of directors of several insurance companies and other financial institutions. From 1991 to 1998, Mr. Lancaster served as Chairman and Chief Executive Officer of GAN Insurance Company Limited (formerly known as GAN Minster Insurance Company Limited). Following the acquisition of GAN by Groupama in 1998, Mr. Lancaster served as Chairman and Chief Executive Officer of Groupama Insurance, London until 2002.

Your Board has determined the following Directors to be “independent” directors under the rules of The Nasdaq Global Select Market (“Nasdaq”) during the time of their service on the board, based on its conclusion that they have no material relationship with IPC that would interfere with the exercise of their independent judgment: Mark R. Bridges, Peter S. Christie, Kenneth L. Hammond, L. Anthony Joaquin and Antony P. D. Lancaster, being five of the six directors standing for election. Clarence E. James and Frank Mutch, who served on the Board during 2007, had also been determined to be “independent” directors. Dr. James retired from the Board with effect from July 25, 2007 and Mr. Mutch retired as Chairman and a Director with effect from February 15, 2008. A copy of the Board policy on Director independence is available on the Company’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance”.

Meetings and Committees of the Board

During the year ended December 31, 2007, there were six meetings of your Board (including regularly scheduled and special meetings). All incumbent Directors that served during such year attended at least 75% of the aggregate of such meetings and of the meetings held by all committees of your Board of which they were a member. Four executive sessions of the independent Directors were held during 2007.

Your Board has established six standing committees: the Audit Committee, the Business Development Committee, the Compensation Committee, the Executive Committee, the Investment Committee and the Nominating Committee.

Audit Committee. During 2007, the Audit Committee consisted of Messrs. Christie, Hammond, Joaquin (from July 25, 2007), Lancaster and Mutch. Mr. Bridges was appointed as a member of the Audit Committee with effect from February 16, 2008 following the retirement of Mr. Mutch. Pursuant to its charter, a copy of which is available on the Company’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance”, the Audit Committee is responsible for meeting with the Company’s independent accountants regarding, among other issues, audits and the adequacy of the Company’s accounting and control systems. The Audit Committee held four meetings during the year ended December 31, 2007. The Audit Committee is composed entirely of independent Directors.

The Board has designated each of Messrs. Bridges, Hammond and Joaquin, who are independent Directors, as an “audit committee financial expert,” as defined by applicable rules of the United States Securities and Exchange Commission (the “SEC”). Mr. Hammond has been designated as an “audit committee financial expert” based on his prior experience as Chief Financial Officer of Trenwick Limited and his experience as President and Chief Executive Officer of ALAS, where he actively supervised ALAS’s principal financial officer. Mr. Mutch, a former independent Director who retired from the Board with effect from February 15, 2008, was also designated by the Board as an “audit committee financial expert,” as defined by applicable rules of the SEC. Although designated as audit committee financial experts, Messrs. Bridges, Hammond, Joaquin and Mutch have not acted as accountants for the Company and, under SEC rules, are not “experts” for purposes of the liability provisions of the Securities Act of 1933, as amended (the “Securities Act”), or for any other purpose. Messrs. Bridges, Hammond, Joaquin and Mutch have not had any responsibilities or obligations in addition to those of the other Audit Committee members; all Audit Committee members have identical duties and responsibilities.

Business Development Committee. The Business Development Committee was established by the Board in October 2007 and consists of Messrs. Bridges, Christie and Hammond. The primary role of the Business Development Committee is to give advice and assistance to senior management in developing and pursuing new business opportunities and initiatives within the corporate strategies laid down by the Board. The Business Development Committee has no authority or power to enter into contracts or to bind the Company. The Business Development Committee held two meetings from the date of its establishment to December 31, 2007.

Compensation Committee. During 2007, the Compensation Committee consisted of Messrs. Bridges (from July 25, 2007), Christie (from July 25, 2007), Hammond, James (to July 25, 2007), Lancaster (to July 25, 2007) and Mutch. Mr. Joaquin was appointed as a member of the Compensation Committee with effect from February 16, 2008 following the retirement of Mr. Mutch. The Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board, including administering all executive compensation plans, benefit plans and equity-based award plans of the Company. Pursuant to its charter, the Compensation Committee has discretion to delegate certain of its powers and responsibilities with respect to the Company’s compensation plans to the Company’s Chief Executive Officer or another body or committee including powers and responsibilities in respect of administration and making awards (but not with respect to the Named Executive Officers), amending, creating or terminating employee benefit plans and appointing agents and fiduciaries.

The Compensation Committee’s report begins on page 35. Additional information on the committee’s consideration of executive compensation is included in the Compensation Discussion and Analysis contained under “Executive Compensation” below.

The Compensation Committee held five meetings during the year ended December 31, 2007. The Compensation Committee is composed entirely of independent Directors. A copy of the Compensation Committee charter is available on the Company’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance”.

Executive Committee. During 2007, the Executive Committee consisted of Messrs. Bryce, S. George Cubbon (to June 22, 2007), Hammond (from June 22, 2007) and Mutch. Mr. Cubbon did not stand for re-election to the Board at the 2007 annual general meeting held on June 22, 2007. The Executive Committee has the authority to oversee the general business and affairs of the Company to the fullest extent permitted by Bermuda law. The Executive Committee held four meetings during the year ended December 31, 2007 and now consists of Messrs. Bridges, Bryce and Hammond.

Investment Committee. During 2007, the Investment Committee consisted of Messrs. Christie, Cubbon (to June 22, 2007), Hammond, Joaquin (from July 25, 2007) and Lancaster. The Investment Committee is responsible for recommending asset allocations to the Board, approving the guidelines that provide standards to ensure portfolio liquidity and safety, and approving investment managers and custodians for portfolio assets. The Investment Committee held four meetings during the year ended December 31, 2007.

Nominating Committee. During 2007, the Nominating Committee consisted of Messrs. Bridges (from July 25, 2007), Christie (to July 25, 2007), Hammond, James (to July 25, 2007), Lancaster (from July 25, 2007) and Mutch. The Company has not engaged any third party for the purpose of identifying or evaluating candidates for the Board. The Nominating Committee is composed entirely of independent Directors. Pursuant to its charter, a copy of which is available on the Company’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance”, the Nominating Committee is responsible for identifying individuals believed to be qualified to become Directors and to recommend such individuals to the Board as nominees to stand for election as Directors at an annual general meeting or to be appointed to fill vacancies of the Board. The Nominating Committee held three meetings during the year ended December 31, 2007.

The Nominating Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for Director for consideration by the Nominating Committee for election at the 2009 annual general meeting may do so by submitting in writing such nominees’ names, in compliance with the procedures described under “Shareholder Proposals for 2009 Annual General Meeting” in this Proxy Statement.

The criteria adopted by the Board to use in evaluating the suitability of all nominees for Director include the following:

•	high personal and professional ethics, values and integrity;

•	education, skill and experience with reinsurance or other businesses and organizations that the Board deems relevant and useful;

•	ability and willingness to serve on any committees of the Board; and

•	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

In addition to considering candidates suggested by shareholders, the Nominating Committee considers candidates recommended by current Directors, Company officers and others. The Nominating Committee screens all candidates in the same manner regardless of the source of the recommendation. The Nominating Committee’s review is typically based on any written materials provided with respect to the candidate. The Nominating Committee determines whether or not the candidate meets the Company’s general qualifications and specific qualities and skills for directors and whether or not requesting additional information or an interview is appropriate.

Director Compensation

The following table summarizes the compensation that the Company’s Directors earned for services as members of the Board or any committees of the Board during 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)
Frank Mutch	110,637	110,637
Kenneth L. Hammond	87,399	87,399
Dr. the Honourable Clarence E. James (2)	31,626	31,626
S. George Cubbon (3)	29,615	29,615
Antony P.D. Lancaster	54,863	54,863
Peter S. Christie	62,544	62,544
Mark R. Bridges (4)	25,407	25,407
L. Anthony Joaquin (4)	19,907	19,907

(1)	James P. Bryce, the Company’s President and Chief Executive Officer, is not included in this table as he is an employee of the Company and therefore receives no compensation for his services as a Director. The compensation received by James P. Bryce as an employee of the Company is shown in the Summary Compensation Table.
(2)	Dr. the Honourable Clarence E. James retired from the Board with effect from July 25, 2007.
(3)	S. George Cubbon did not stand for re-election to the Board at the 2007 annual general meeting held on June 22, 2007.
(4)	Mark R. Bridges and L. Anthony Joaquin were appointed Directors of the Company on July 25, 2007.

Pursuant to a Plan of Remuneration approved by shareholders at the 2006 annual general meeting, with effect from that date, Directors who are not employees of the Company receive a retainer in the amount of $25,000 per year, accruing on a per diem basis.

In addition, with effect from the date of the 2006 annual general meeting, the Chairman of the Board receives a retainer in the amount of $50,000 per year; the Chairman of the Audit Committee of the Board receives a retainer in the amount of $20,000 per year; the Chairman of the Compensation Committee of the Board receives a retainer in the amount of $15,000 per year; and the Chairman of each of the Nominating Committee and the Investment Committee of the Board receives a retainer in the amount of $10,000 per year, in each case accruing on a per diem basis.

In addition to the foregoing and effective as of June 16, 2006, each Director (including the Chairman of the Board or any Chairman of any Committee of the Board) receives the following amounts:

•	Board of Directors: $1,500 per meeting attended

•	Audit Committee: $1,500 per meeting attended

•	Business Development Committee: $1,500 per meeting attended

•	Compensation Committee: $1,500 per meeting attended

•	Executive Committee: $1,500 per fiscal quarter

•	Investment Committee: $1,500 per meeting attended

•	Nominating Committee: $1,500 per meeting attended

In addition to the foregoing, each Director receives $1,500 per meeting attended of any management committee to which he is appointed. Effective March 20, 2008, the Chief Executive Officer established a Risk Committee to oversee all aspects of the Company’s risk management. L. Anthony Joaquin was appointed a member of the Risk Committee.

The Company proposes to replace the Plan of Remuneration adopted at the 2006 annual general meeting in favour of the revised Plan of Remuneration described below as of the Annual General Meeting.

PROPOSED GRANT OF AUTHORITY TO FILL

BOARD VACANCIES

(Item B on Proxy Card)

The Bye-laws currently permit a maximum of nine (9) Directors except that, in the event any class or series of Preferred Shares is issued and outstanding, the Board is permitted from time to time to increase the maximum number of Directors to any number larger than nine (9) if the Board determines, in its discretion, that such increase is necessary to comply with the terms of any such class or series of issued and outstanding Preferred Shares.

At present the Board size is set at eight Directors and it is currently composed of six Directors. These six Directors are nominated for election at the Annual General Meeting. If so elected, there will therefore be two unfilled vacancies on the Board after the Annual General Meeting. In addition, the Board generally has the authority to increase the size of the Board of Directors to nine members and, were it to do so, there would be three vacancies. Shareholders will be asked to authorize the Board to fill any vacancy in their number not filled at a general meeting, i.e., the two vacancies that will exist following the Annual General Meeting, and any vacancies arising as a result of an increase in the size of the Board. Your Board considers that it is important for it to have the ability to appoint as Directors candidates with qualifications that would be beneficial to the Board’s ability to fulfill its duties. Any candidate selected and appointed by the Board to fill any vacancy would have to stand for election by the shareholders at the next annual general meeting in order to continue to serve on the Board. The text of the resolution is set forth in Appendix A to this Proxy Statement.

Recommendation and Voting Requirement

Your Board unanimously recommends a vote FOR the granting of authority to the Board to fill Board vacancies.

The approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

RE-APPOINTMENT OF INDEPENDENT AUDITORS AND

AUTHORIZATION TO SET THEIR COMPENSATION

(Item C on Proxy Card)

The appointment of independent auditors is subject to approval annually by the Company’s shareholders. KPMG has served as the Company’s and IPCRe’s independent auditors since the Annual General Meeting on June 14, 2002. The Audit Committee and the Board have recommended the re-appointment of KPMG as the Company’s independent auditors until the close of the Company’s next annual general meeting and the authorization of the Audit Committee of the Board to set the compensation of such independent auditors.

Representatives of KPMG are expected to attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer appropriate questions at the meeting. If approved, KPMG will serve as the Company’s auditors until the close of the next annual general meeting for such compensation as the Audit Committee of your Board shall determine.

The following table shows information about fees paid by the Company to KPMG for services rendered for the fiscal years ended December 31, 2007 and 2006.

	2007	2006
Audit Fees	$976,593	$763,901
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees (1)	$62,293	$206,143

(1)	All Other Fees are fees related to the Company’s S-3 shelf registration statements (File Nos. 333-133605 and 333-128905) and the issuance of comfort letters in connection therewith, the Company’s S-8 registration statement (File No. 333-126434) in respect of the Company’s 2005 Stock Option Plan, and the accelerated share repurchase plan that was considered by the Board in 2007.

The Audit Committee has a policy to pre-approve all audit and non-audit services to be provided by the independent auditors and estimates therefor. The Audit Committee pre-approved all audit services and non-audit services and estimates therefor provided to the Company by the independent auditors in 2007.

Your Board unanimously recommends a vote FOR the re-appointment of KPMG as the Company’s independent auditors and the authorization of the Audit Committee to set the compensation of the independent auditors.

APPROVAL OF A REVISED PLAN OF REMUNERATION FOR THE BOARD OF DIRECTORS

(Item D on Proxy Card)

Background

Pursuant to the Bye-laws of the Company, the remuneration (if any) of the Directors shall be determined by the Company in general meeting and shall be deemed to accrue on a per diem basis. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as a Director generally.

Directors who are employees of the Company or of IPCRe do not, and are not proposed to receive, any compensation for their services as a Director.

The Board believes that it is important that it have the ability to bring onto the Board candidates with qualifications that it considers would be beneficial to the Board’s ability to fulfill its duties, and to appropriately compensate such qualified candidates. To that end, the Board proposes a Plan of Remuneration for the Board of Directors that provides increases from the current level of remuneration, as follows:

(1) Effective as of the date of the Annual General Meeting to be held on June 20, 2008, the members of the Board shall receive, under the revised Plan of Remuneration for the Board of Directors, as compensation for their services on the Board or any committee thereof the following amounts:

(A) each Director of the Company shall receive a retainer in the amount of $50,000 per year, accruing on a per diem basis,

(B) in addition to the amount pursuant to Clause A, the Chairman of the Board shall receive a retainer in the amount of $50,000 per year, accruing on a per diem basis,

(C) in addition to the amount pursuant to Clause A, the Chairman of the Audit Committee of the Board shall receive a retainer in the amount of $20,000 per year, accruing on a per diem basis,

(D) in addition to the amount pursuant to Clause A, the Chairman of the Compensation Committee of the Board shall receive a retainer in the amount of $15,000 per year, accruing on a per diem basis,

(E) in addition to the amount pursuant to Clause A, the Chairman of the Nominating Committee of the Board shall receive a retainer in the amount of $10,000 per year, accruing on a per diem basis, and

(F) in addition to the amount pursuant to Clause A, the Chairman of the Investment Committee of the Board shall receive a retainer in the amount of $10,000 per year, accruing on a per diem basis.

(2) In addition to the foregoing, each Director (including the Chairman of the Board or any Chairman of any committee of the Board), shall receive the following amounts:

(A) Board of Directors: $1,500 per meeting attended,

(B) Audit Committee: $1,500 per meeting attended,

(C) Business Development Committee: $1,500 per meeting attended,

(D) Compensation Committee: $1,500 per meeting attended,

(E) Executive Committee: $1,500 per fiscal quarter of the Company,

(F) Nominating Committee: $1,500 per meeting attended

(G) Investment Committee: $1,500 per meeting attended, and

(H) $1,500 per meeting attended of any management committee to which he is appointed.

(3) In addition to the foregoing, it is proposed to award each Director $50,000 of transfer-restricted Common Shares pursuant to the terms of the IPC Holdings, Ltd. 2007 Incentive Plan (the “2007 Incentive Plan”) and applicable award agreement(s). The 2007 Incentive Plan is administered by the Compensation Committee. As with the Company’s executive officers, it is the philosophy of the Compensation Committee to provide the Directors with equity compensation, to seek to align their interests with the long-term interests of the Company’s shareholders.

The award of transfer-restricted Common Shares will accrue on a per diem basis and will be made as of the first business day in January of each year in respect of the prior year, based on the closing price of the Company’s Common Shares on the last trading day of the year. We believe that making such equity-based awards to Directors will enable them to participate in the long-term performance of the Company, align the Directors’ interests with the interests of the Company’s shareholders and encourage retention.

Pursuant to the 2007 Incentive Plan and the applicable award agreements at the time of grant, the transfer restrictions on such Common Shares will lapse on the earliest of (a) the fourth (4th) anniversary of the award date, (b) the date of the death or disability (as defined in the 2007 Incentive Plan) of the Director, or (c) the date a Director ceases his association with the Company (other than for Cause (as defined in the 2007 Incentive Plan)) if such date occurs within 12 months following a “change in control,” as described under “2007 Compensation—Potential Payments by the Company Upon Severance or Change in Control—Change in Control and Severance.” The Compensation Committee at any time may accelerate the lapse of any transfer restrictions on restricted shares and otherwise waive or amend any conditions of an award of restricted shares. Transfer or sale of the Common Shares following lapse of the applicable transfer restrictions will be subject to the provisions of the Insider Trading Policy of the Company, as in effect from time to time. Subject to the transfer restrictions described above, as of the date of grant, the Director will have the rights of a shareholder with respect to the Common Shares subject to the award (including the right to vote and receive dividends).

The Company will compensate Directors for any tax impact of the award incurred upon the grant date, based on the fair market value of the Common Shares subject to the award, by providing a lump sum payment equal to the amount of such tax impact.

The following table summarizes the compensation that the Company’s Directors could expect to earn on an annual basis for their services as members of the Board or of any committees under the revised Plan of Remuneration.

Name (4)	Annual Retainer $	Annual Retainer for Chairman of the Board and Committees ($) (2)	Meeting Attendance Fees Per Annum ($) (1)	Transfer- Restricted Common Shares Awarded Per Annum ($) (5)	Total ($)
Mark R. Bridges	50,000	20,000	39,000	50,000	159,000
James P. Bryce (3)	—	—	—	—	—
Peter S. Christie	50,000	15,000	33,000	50,000	148,000
Kenneth L. Hammond	50,000	60,000	45,000	50,000	205,000
L. Anthony Joaquin	50,000	—	39,000	50,000	139,000
Antony P.D. Lancaster	50,000	10,000	18,000	50,000	128,000

(1)	These amounts have been calculated on the assumption that meetings of the Board of Directors and each of the committees will be held on a quarterly basis, except for the Business Development Committee and the Risk Committee (a management committee), which it is assumed will each hold six meetings per annum.
(2)	Chairman of the Board and of the Nominating Committee—Kenneth L. Hammond; Chairman of the Audit Committee—Mark R. Bridges; Chairman of the Compensation Committee—Peter S. Christie; Chairman of the Investment Committee—Antony P.D. Lancaster. No fees are proposed to be paid to the Chairman of the Business Development Committee.
(3)	James P. Bryce, the Company’s President and Chief Executive Officer, is an employee of the Company and therefore receives no compensation for his services as a Director.
(4)	No provision has been made for the compensation of Directors by the Company for any tax impact of the award because this will depend upon the tax status of the Director concerned at the grant date.
(5)	The value of this award is based on such number of transfer-restricted Common Shares representing an aggregate value of $50,000 based on the closing price of the Company’s Common Shares on the last trading day of the year.

Recommendation and Voting Requirement

Your Board unanimously recommends a vote FOR the approval of the revised Plan of Remuneration for the Board of Directors.

The approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following descriptions summarize certain relationships and the terms of certain of the Company’s agreements. Such summaries of agreements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the relevant agreements. A copy of each such agreement (except for the administrative services agreement with AIG Insurance Management Services (Ireland) Ltd.) has been previously filed with the SEC and a copy will be provided upon request. See “Additional Information.”

American International Group, Inc. (“AIG”) was one of the founding investors that formed the Company in 1993. AIG held approximately 24% of the issued and outstanding Common Shares of the Company until August 15, 2006 when it sold its entire shareholding in an underwritten public offering. Mr. S. George Cubbon, a Director from January 1, 2006 to June 22, 2007, the date of the 2007 annual general meeting, is President and Chief Executive Officer of American International Company Limited (“AICL”), AIG’s Bermuda-based management company. AIG is no longer considered a related person of the Company, but the following information is provided because of Mr. Cubbon’s service on the Board, which concluded in 2007.

Certain Business Relationships

Since the Company’s formation, subsidiaries of AIG have provided various services to the Company and IPCRe, as described below.

Administrative Services. IPC’s day-to-day administrative services are performed by AICL, a wholly-owned subsidiary of AIG, pursuant to an administrative services agreement. The administrative services agreement between IPC and AICL (the “Administrative Services Agreement”) originally terminated on June 30, 2003 and was, pursuant to its terms, automatically renewed for a three-year term to June 30, 2006. The annual fees payable to AICL pursuant to the Administrative Services Agreement were equal to 2.5% of the first $500 million of annual gross premiums written, 1.5% of the next $500 million of annual gross premiums written and 1.0% of any additional gross premiums written.

On September 1, 2006, IPC executed an amended and restated Administrative Services Agreement with AICL, effective as of July 1, 2006. AICL will perform IPC’s day-to-day administrative and other services pursuant to the agreement. Services and facilities provided pursuant to the agreement include office space in Bermuda, information technology services, payroll and pension administration services, human resource services and other services required by IPC in the ordinary course of business. The annual fees payable in connection with the agreement are equal to $2 million in the event annual gross written premiums equal or are less than $200 million and 0.5% of any additional annual gross written premiums in excess of $200 million. With certain exceptions, the agreement will continue in force until June 30, 2009 and will thereafter automatically renew for successive three-year terms unless prior written notice to terminate is delivered by or to AICL at least 180 days prior to the end of such three-year term.

Fees paid or payable to AICL for administrative services totaled $3.0 million for the year ended December 31, 2007.

IPCRe Europe Limited is party to an agreement with AIG Insurance Management Services (Ireland) Ltd. (“AIMS”), an indirect wholly-owned subsidiary of AIG, under which AIMS provides administrative services for an annual fee of approximately $60,000 per annum.

Investment Management Services. AIG Global Investment Corp. (Ireland) Ltd. (“AIGGIC”), an indirect wholly-owned subsidiary of AIG, provided investment management services to IPC until its termination effective December 19, 2007. AIGGIC managed IPC’s investment portfolio, subject to IPC’s investment guidelines, pursuant to an investment advisory agreement (the “Previous Investment Management Agreement”). IPC paid AIGGIC different levels of monthly fees, which were based on the month-end market values of IPC’s various investment portfolios managed by AIGGIC (fixed income and money market instruments, U.S. equities, global equities and hedge funds). The advisory fee totaled $2.8 million for the period ended December 19, 2007. The performance of AIGGIC under the Previous Investment Management Agreement was reviewed periodically by the Board. AIGGIC was party to a Sub-Advisory Agreement with AIG Global Investment Corp. Ltd. (Europe) (“AIGGIC (Europe)”), an indirect wholly-owned subsidiary of AIG, pursuant to which AIGGIC (Europe) advised AIGGIC on the management of IPC’s investment portfolio. IPC entered into a new investment management agreement to replace the Previous Investment Management Agreement upon its termination.

Due to the overall advisory fees paid to AIGGIC and AIGIE, as appropriate, IPC receives a rebate (approximately $3.0 million in 2007) on the underlying management fees charged by AIG/Sun America to manage two equity funds in which IPC invests.

Custodial Services. AIG Global Investment Trust Services Limited (“AIGGITS”), an indirect wholly-owned subsidiary of AIG based in Ireland, provided custodial services to IPC to December 31, 2007 pursuant to a custodial agreement (the “Custodial Agreement”), which was terminated at such time. The Custodial Agreement provided for an annual fee of 0.02% of the market value of the portfolio plus reimbursement of reasonable out-of-pocket expenses including, but not limited to, legal fees. Fees incurred under the Custodial Agreement were $1.0 million for the year ended December 31, 2007. Effective as of January 1, 2008, Mellon Bank, N.A. provides custodial services to IPC.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Company’s Code of Conduct requires Directors and all employees to notify the Company of transactions involving the Company and a member of the immediate family of a Director or an employee, or an individual who has a close personal relationship with a Director or an employee of the Company. Conflicts of interest are prohibited under the Company’s Code of Conduct, unless they have been approved by the Company. All Directors and officers are required to complete an annual questionnaire to certify their compliance with the Company’s Code of Conduct.

When the Company becomes aware of a proposed or existing transaction with a related party, the Company Secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would require proxy disclosure as a related-party transaction. If such a determination is made, management and the Company Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, should be terminated, or whether some other action should be taken. If deemed necessary, such action is then referred to the Company’s Executive Committee, at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The table below sets forth certain information as of March 31, 2008 (unless otherwise specified) with respect to the beneficial ownership of Common Shares by each person who is known to the Company, based on filings made by such person under Section 13(d) and Section 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding Common Shares, each person currently serving as a Director of the Company, each nominee for Director, the Chief Executive Officer, the Chief Financial Officer, each of the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”) and all Directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent (2)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	7,654,509	(3)	13.7%

Donald Smith & Co., Inc. 152 West 57th Street New York, New York 10019	4,312,073	(4)	7.7%

Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403-1906	4,396,276	(5)	7.9%

Mark R. Bridges	—		*

James P. Bryce	274,041	(6)	*

Peter S. Christie	—		*

Kenneth L. Hammond	—		*

L. Anthony Joaquin	—		*

Antony P. D. Lancaster	—		*

Peter J. A. Cozens	113,808	(7)	*

Stephen F. Fallon	119,027	(8)	*

John R. Weale	141,654	(9)	*

All Directors and executive officers as a group	648,530		1.2%

*	Less than 1% of the outstanding Common Shares.
(1)	In accordance with the rules of the SEC, a person is deemed to have “beneficial ownership” of Common Shares that such person has the rights to acquire within 60 days. For purposes of calculating percent ownership, each person’s holdings have been calculated assuming full exercise of outstanding options exercisable by such person and the vesting of RSUs within 60 days, but not the exercise of options held by any other person. All amounts listed represent sole investment and voting power unless otherwise indicated.
(2)	Based on 55,726,168 Common Shares issued and outstanding at March 31, 2008.
(3)	According to information in the Schedule 13G/A filed on February 14, 2008, FMR LLC had the following dispositive powers with respect to Common Shares: (a) sole voting power: 385,902; (b) shared voting power: none; (c) sole dispositive power: 7,654,509; and (d) shared dispositive power: none.
(4)	According to information in the Schedule 13G filed on February 8, 2008, Donald Smith & Co., Inc. had the following dispositive powers with respect to Common Shares: (a) sole voting power: 3,075,873; (b) shared voting power: none; (c) sole dispositive power: 4,312,073; and (d) shared dispositive power: none.
(5)	According to information reported in the Schedule 13G/A filed on February 5, 2008, Franklin Resources, Inc. had the following dispositive powers with respect to Common Shares: (a) sole voting power: 4,353,176; (b) shared voting power: none; (c) sole dispositive power: 4,396,276; (d) shared dispositive power: none.

(6)	Includes 581 Common Shares that are held by the IRA trustee for Mr. Bryce’s wife, for which Mr. Bryce disclaims beneficial ownership, 155,000 Common Shares issuable upon the exercise of options and 7,429 transfer-restricted Common Shares.
(7)	Includes 68,750 Common Shares issuable upon the exercise of options and 2,928 transfer-restricted Common Shares.
(8)	Includes 66,250 Common Shares issuable upon the exercise of options and 2,556 transfer-restricted Common Shares.
(9)	Includes 107,250 Common Shares issuable upon the exercise of options and 2,637 transfer-restricted Common Shares.

EXECUTIVE OFFICERS

The executive officers of the Company and IPCRe are elected by and serve at the discretion of your Board. The name, age, principal occupation and certain other information regarding the current executive officers of the Company and IPCRe as of March 31, 2008 were as follows:

James P. Bryce (age 59) has been President and Chief Executive Officer of the Company and IPCRe since July 2000 and a Director of the Company and IPCRe since June 6, 2000. Mr. Bryce was Senior Vice President of the Company from July 1996 to July 2000 and Senior Vice President—Underwriting (Chief Underwriting Officer) of IPCRe from its inception in 1993 to July 2000.

Peter J. A. Cozens (age 60) was appointed Senior Vice President of the Company and IPCRe on February 10, 2004, having served as Vice President of IPCRe since March 1995. From June 1993 to March 1995, Mr. Cozens was the London representative of IPC. Mr. Cozens previously served from September 1981 to May 1993 as Group Non-Marine Underwriter of the English & American Group, and from August 1963 to August 1981 with the Sir Philip D’Ambrumenil Syndicate at Lloyd’s, where his most recent responsibilities were those of Deputy Treaty Underwriter.

Stephen F. Fallon (age 52) was appointed Senior Vice President of the Company on February 10, 2004, having served as Senior Vice President of IPCRe since December 2001. From October 1997 to December 2001, Mr. Fallon served as Vice President of IPCRe. From June 1996 through October 1997, Mr. Fallon was a Senior Vice President of Folksamerica Reinsurance Company, and from November 1985 to June 1996, Mr. Fallon was a Senior Vice President and director of Christiania General Insurance Corporation of New York.

John R. Weale (age 49) was appointed Senior Vice President and Chief Financial Officer of the Company and IPCRe on February 19, 2002. Since July 1996, Mr. Weale had served as Vice President and Chief Financial Officer of the Company and IPCRe. Prior to joining IPC, Mr. Weale spent over 13 years with AICL in Bermuda, serving in a variety of positions, the most recent being Vice President—Offshore Management Services.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Compensation Philosophy

The Compensation Committee of the Board is responsible for the establishment, implementation and review of the Company’s executive compensation philosophy. The objectives of the Company’s compensation philosophy are to attract and retain the highest calibre of person in key positions and to motivate executives to create and manage a long-term sustainable business.

To achieve these objectives, the Company’s executive compensation program is designed with a view towards total compensation, aligning the wealth accumulation opportunities for key employees over the course of their career with the Company’s success. Balanced to manage attraction, retention and motivation, total compensation is delivered in a manner that is:

•	driven by the Company’s results over the short-, medium- and long-term;

•	influenced by the executive’s measurable and observable contributions to results;

•	efficient and affordable; and

•	coordinated to provide each executive with the appropriate earnings opportunity while employed, and replacement income in retirement, reflecting both long-term commitment and business results.

Elements of Compensation

The Company’s compensation program for executive officers is based on the following elements of compensation: base salary, other benefits and perquisites, performance bonus, long-term incentive awards, pension benefits, change in control protections and severance provisions. The Company believes that the best way to achieve its objectives of growing a long-term term sustainable business in the manner set forth above is to emphasize compensation that is at-risk and tied to the Company’s future performance and to motivate executives by rewarding them for achieving measurable results for the Company. The Company’s compensation program is designed such that performance bonus and equity-based compensation represents approximately 75% of the CEO’s and two-thirds of the other Named Executive Officers’ annual compensation, of which approximately 50% for the CEO and 45% for the other Named Executive Officers is equity-based compensation.

The purpose and rationale of each element of the compensation program is as follows:

Competitive base salary that is paid in cash and compensates individuals for services rendered during the fiscal year. Base salaries reflect the individual’s market value and the skills and competencies applied at the Company.

Annual incentive compensation (performance bonus) that is generally driven by the Company’s financial performance and tied directly to the accomplishment of each executive’s specific objectives. Accordingly, the delivery of incentive compensation for senior executives is generally based on measurable and observable criteria that are pre-established by management and the Compensation Committee. The performance bonus is delivered in cash (a portion of which may be deferred under a “top hat” feature) or equity-based awards, and serves as a short- and medium-term incentive that rewards executives for meeting performance goals.

Long-term incentive compensation that is delivered over the long-term represents an important part of an executive’s compensation in a given fiscal year. Long-term incentive compensation is delivered in the form of equity-based awards subject to vesting criteria, which enables the executive to participate in the Company’s long-term performance, aligns the executive’s interest with the interest of the Company’s shareholders and encourages retention.

Perquisites that reflect competitive norms for the industry and geography within which the Company competes for talent.

Pension and nonqualified deferred compensation that provide replacement income in retirement that is proportional to the executive’s long-term commitment to the business, and in the case of nonqualified deferred compensation, that provides a long-term savings opportunity, both of which promote retention.

Change in control and post-termination pay that support the Company’s ability to attract and retain superior executive talent and assist the Company should it undergo a change in control.

Independent Consultants

The Compensation Committee retains sole authority to hire, approve compensation, determine the nature and scope of responsibilities, evaluate performance and terminate the services of its independent compensation consultant. During 2006-2007, the Compensation Committee received advice from two independent consultants that it relied on in connection with the Company’s compensation arrangements. In 2006, the Company engaged Watson Wyatt & Company (“Watson Wyatt”) to assist the Company to enhance and refine its executive compensation philosophy and to ensure that the appropriate compensation components are being used to the appropriate degree for the Company’s business.

In 2007, the Compensation Committee engaged PwC Advisory Limited (“PwA”) to provide compensation market data to assist the Committee in determining fee amounts for non-executive Directors. PwA was also engaged by the Company in January 2008 to assess IPC’s risk management practices and to assist the Company with its review of IPC’s enterprise risk management framework. Neither PwA nor Watson Wyatt provides any other services to the Company or its management.

Base Salaries, Allowances, Benefits and Perquisites

Base salary is the compensation that is paid to an individual executive during the fiscal year regardless of Company performance. The level of the Company’s base salaries reflects compensation levels paid within the insurance industry and the local and competitive environment. The annual base salary for the Chief Executive Officer is determined by the Compensation Committee and reviewed by the Board. Base salaries for the senior management group are based upon formal evaluations and the recommendations of the Chief Executive Officer, and are subject to the approval of the Compensation Committee. The Compensation Committee does not adhere to rigid formulas in determining the compensation levels for executives. It primarily considers competitive market compensation paid by other companies in the insurance industry and the local and competitive environment, such as Arch Reinsurance Ltd. (Bermuda), Max Re Capital Ltd. and Montpelier Re Holdings Ltd., but it does not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. The Compensation Committee also considers merit and changes in the cost of living in Bermuda; it reviews salary levels in December of each year.

The following table sets forth the 2006 and 2007 base salaries of each of the Named Executive Officers. Effective January 1, 2008, the Board approved a 5% increase in the base salary for each of Messrs. Bryce, Cozens, Fallon and Weale.

Name	2006 Base Salary $	2007 Base Salary $
James P. Bryce President & Chief Executive Officer	720,000	827,753
John R. Weale Senior Vice President & Chief Financial Officer	366,100	447,537
Stephen F. Fallon Senior Vice President	424,000	518,829
Peter J.A. Cozens Senior Vice President	424,000	522,765

The Company provides housing and utilities allowances, medical and life insurance benefits and other perquisites (club memberships, education and home leave allowances) to the executives as part of their overall compensation. Cost of Living allowances were provided to the executives during 2006; effective January 1, 2007 these allowances were incorporated into executives’ base salaries. The Company has not historically had a perquisites policy, but it believes them to be reasonable in comparison to those typically provided by peer companies, such as those mentioned above, and that perquisites constitute a small component of total compensation for each executive. The Compensation Committee reviews on at least an annual basis the level of perquisites provided to executive officers.

With respect to the implications of changes in 2006 to the United States Federal income tax rules relating to the treatment of housing allowances for employees who are United States citizens, the Company offsets the impact of these changes for current employees by providing an annual lump sum payment equal to the tax impact of the change itself; this amount was grossed up for any additional tax burden for the 2006 tax year only. No such provision will be made in respect of any new hires.

Performance Bonuses

Performance bonuses are variable compensation and are subject to both corporate and individual performance. A target bonus is established at the beginning of the fiscal year and a bonus award is made following the release of the Company’s audited financial statements in February of each year, based on certain pre-determined objectives. The bonus for the Chief Executive Officer is determined by the Compensation Committee and reviewed by the Board. Bonus awards for the senior management group are based on evaluations and recommendations made by the Chief Executive Officer to the Compensation Committee.

The Company provides for specific threshold, target and maximum bonus awards. These awards are based on a percentage of the base salary of the executive concerned. For the Chief Executive Officer, the target bonus award is 100% of base salary and the maximum bonus award is 150% of base salary. For Senior Vice Presidents, the target bonus award is 75% of base salary and the maximum bonus award is 112 1/2% of base salary. The threshold bonus award for each executive officer is 25% of the target bonus award. The Company has established performance targets for the fiscal year to assess performance for purposes of the awarding of performance bonuses. These include: corporate performance (based on the Company’s operating return on equity): 50%; and individual performance: 50% (60% of which is based on measurable pre-determined performance objectives and 40% of which is based on a subjective assessment of individual performance during the period). For fiscal 2007 and 2008, the evaluation of each executive officer’s individual performance is based (as appropriate to his position within the Company) upon his contribution to the overall financial performance of the Company and the achievement of corporate objectives relating to: the maintenance of the Company’s financial rating; the amount of premiums written; the timeliness of claims processing; the collection of receivables; and the effectiveness of internal controls over financial reporting. The determinations of amounts to be paid are not formulaic; rather, such determinations are subjective and made by the Compensation Committee in its discretion in light of the Company’s compensation objectives and the factors described above. Return on equity on an operating basis is a non-GAAP financial measure within the meaning of Regulation G as promulgated by the SEC and is calculated as the Company’s net operating income divided by the weighted average common shareholders’ equity for the year. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments.

The bonus is delivered in (i) cash and (ii) deferred cash or deferred equity-based awards (the “top hat”); the proportion delivered in each is based upon organizational level, regardless of the amount of the bonus. The proportion of the Chief Executive Officer’s bonus award that is delivered in top hat cash or equity is 20% of the bonus amount and the proportion of a Senior Vice President’s bonus award that is delivered in top hat cash or equity is 15% of the bonus amount. Executives may elect to receive their top hat award as 100% cash, deferred for three years without payment of interest, or as 100% transfer-restricted Common Shares granted under the Company’s 2007 Incentive Plan. The restrictions on the Common Shares will generally lapse after three years.

The purpose of the top hat awards is to provide an additional retention feature for executive officers. Each of the Named Executive Officers elected to receive his top hat award granted in 2008 for 2007 performance as transfer-restricted Common Shares.

Summary of Performance Bonus Awards Made in 2008 in respect of 2007 Performance. The Company granted the following performance bonus awards in 2008 in respect of 2007 performance:

Name	Total 2008 Bonus Award for 2007 Performance ($)	Amount of Total 2008 Bonus Award Paid in Cash ($) (1)	Transfer- Restricted Common Shares Granted (#) (2)
James P. Bryce President & Chief Executive Officer	1,029,724	823,780	7,429
John R. Weale Senior Vice President & Chief Financial Officer	487,368	414,262	2,637
Stephen F. Fallon Senior Vice President	472,394	401,535	2,556
Peter J.A. Cozens Senior Vice President	541,062	459,902	2,928

(1)	The proportion of the Total 2008 Bonus Award that was paid in cash was 80% of the Chief Executive Officer’s bonus amount and 85% of the Senior Vice Presidents’ bonus amounts.
(2)	The number of transfer-restricted Common Shares granted was calculated based upon the closing price of the Company’s Common Shares two trading days following the release of the Company’s fourth quarter results, i.e., $27.72.

Long-term Incentive Awards

Historically, the Company’s equity compensation was delivered in a blend of share options and restricted share units (“RSUs”). Commencing in 2006, awards of equity compensation were determined and granted following the release of the Company’s audited financial statements in February of each year. The Company maintains no policy, whether official or unofficial, for timing the granting of share options or other equity-based awards in advance of the release of material nonpublic information. The specific type and term of awards are at the discretion of the Compensation Committee and the Board and are based on corporate performance and the individual performance of the executive officer concerned during the fiscal year. Until recently, as described below, the Company maintained no policy as to the minimum, target or maximum value of the awards to each executive officer.

The Company does not currently maintain a formal policy for executive share ownership requirements. The Compensation Committee believes that the use of equity-based long-term incentive awards for the Named Executive Officers serves to reinforce share ownership and aligns executive and shareholder interests.

Share Options. Share options were awarded pursuant to the 2005 Stock Option Plan, which was approved by the Company’s shareholders on February 15, 1996 and amended in 1999, 2003 and 2005. The 2005 Stock Option Plan is administered by the Compensation Committee. Share options may have a maximum term of ten years from the grant date. Each share option award vests in four equal annual installments on each of the first four anniversaries of the date of the grant. The exercise price for each share option was determined by the Compensation Committee and was not less than the closing price of the Company’s Common Shares on the trading day prior to the grant of the option.

The Compensation Committee concluded in 2006 that the realizable gain of share options granted over the past three years was very low, and that share options were no longer achieving a retentive or incentive effect.

After consideration, the Board elected to eliminate the use of share options for grants made after the fiscal year ended December 31, 2006; in February 2007, executives were granted awards of RSUs only, on the basis that such awards motivate executives to work to increase the share price while permitting the Company to issue fewer shares, thereby reducing potential dilution. On February 20, 2007, the Board terminated the 2005 Stock Option Plan with respect to the Common Shares not at that time subject to options thereunder.

Restricted Share Units and Performance Share Units (“PSUs”). An RSU is an unsecured, unfunded right to receive one fully paid and non-assessable Common Share of the Company, or an equivalent cash payment, at a future date. PSUs are designed to align executives’ performance objectives with the interests of the Company’s shareholders by taking into account earnings per share on an operating basis and relative shareholder return, as discussed below.

Awards of RSUs made on February 23, 2007 were granted under and subject to the terms and conditions of the Company’s 2003 Stock Incentive Plan, which was approved by the Company’s shareholders on June 13, 2003, and the applicable award agreement. On July 25, 2007, the Board terminated the Company’s 2003 Stock Incentive Plan pursuant to its terms with respect to Common Shares not currently subject to outstanding awards thereunder. The Company’s 2007 Incentive Plan that was approved by the shareholders at the Annual General Meeting held on June 22, 2007 was designed to replace the 2003 Stock Incentive Plan.

Long-term incentive awards made in respect of performance in the fiscal year ended December 31, 2007 were granted in February 2008 under and subject to the terms and conditions of the Company’s 2007 Incentive Plan and were composed of 50% time-vested RSUs and 50% PSUs.

Each executive is assigned an annual target long-term incentive grant based on his role; the target levels are reviewed on an annual basis. The 2007 and 2008 performance-year targets (for grant in 2008 and 2009, respectively) for the Chief Executive Officer are 200% of base salary and the 2007 and 2008 performance-year targets (for award in 2008 and 2009, respectively) for Senior Vice Presidents are 120% to 140% of base salary. The minimum and maximum amounts are 100%, and 300%, respectively, of base salary for the Chief Executive Officer and 60% to 70% and 180% to 210%, respectively, for Senior Vice Presidents.

The RSU award, comprising 50% of the long-term incentive target, is calculated as the relevant percentage of the base salary of the executive officer concerned (i.e., 100% of the Chief Executive Officer’s base salary and 60% to 70% of the base salary of a Senior Vice President, depending upon his position), divided by the closing price of the Company’s Common Shares two trading days following the release of the Company’s fourth quarter results, which occurs in February of each year. Each RSU vests, and the Common Shares underlying such award are delivered, in four equal annual installments on each of the next four anniversaries of the date of grant of the award. There are no performance conditions attached to the award of the RSUs.

The target PSU award, which comprises the other 50% of the long-term incentive target and vests at the end of the three-year performance cycle, is calculated in a similar manner as an RSU award: by taking the relevant percentage of the base salary of the executive officer concerned (i.e., 100% of the Chief Executive Officer’s base salary and 60% to 70% of the base salary of a Senior Vice President, depending upon his position), and dividing it by the closing price of the Company’s Common Shares two trading days following the release of the Company’s fourth quarter results, which occurs in February of each year. That number of shares is then divided into three equal annual amounts (for each year in the three-year PSU performance cycle) and the performance metrics described below are applied to that target number of PSUs for each year in the performance cycle to calculate the portion of the PSU award that is locked in as of that date, and we refer to that number of PSUs as the “Earned PSUs”. The applicable performance metrics are a combination of two measures: two-thirds on the annual earnings per share on an operating basis, and one-third relative shareholder return as compared to the BSX Bermuda Insurance Index, which is calculated and managed by the Bermuda Stock Exchange. If certain measures are exceeded, a portion of the Earned PSUs will instead be held as cash for the benefit of the executive concerned and deferred for five years for the lock-in date (the “top hat” feature).

Summary of Long Term Incentive Awards Made in 2007 and 2008.

Name	Time-Vested RSUs Granted in 2007 for 2006 Performance (1) (#)	Time-Vested RSUs Granted in 2008 for 2007 Performance (1) (#)	PSUs Earned in 2008 Pursuant to the 2007 PSU Awards (2) (#)	Deferred Cash Earned in 2008 (3) ($)
James P. Bryce President & Chief Executive Officer	40,928	29,861	9,954	91,053
John R. Weale Senior Vice President & Chief Financial Officer	15,872	9,687	3,229	29,537
Stephen F. Fallon Senior Vice President	20,910	13,102	4,367	39,950
Peter J.A. Cozens Senior Vice President	20,910	13,201	4,400	40,253

(1)	Time-vested RSUs and the Common Shares underlying such award vest in four equal annual installments on each of the next four anniversaries of the date of grant of the award.
(2)	This number of Earned PSUs represents the portion of the 2007 PSU award locked in for the first year of the three-year performance cycle. PSUs cliff vest on the third anniversary of the date of grant of the award.
(3)	This amount represents the cash portion of the Earned PSUs as a result of the top hat feature described above. The cash is deferred until the fifth anniversary of the date it is earned.

Policy on the Recovery of Awards. The Company currently has no written policy with respect to recovery of awards when financial statements are restated, but in the event of a restatement, the Company would adjust any awards as required by applicable law.

Consideration of Prior Years’ Compensation. The cumulative amounts realizable from prior years’ equity-based long-term incentive compensation generally are not considered in determining the amount or the elements of current year compensation. The Compensation Committee and Company management believe that this approach is most consistent with the goal of motivating strong performance in each year by enabling key employees to continue to earn competitive compensation in exchange for achievement of annual and long-term financial goals.

Policy on Hedging. The Company’s Code of Conduct prohibits hedging and derivative transactions in the securities of the Company (other than transactions in stock options), such short sales, “put” or “call” options, swaps, collars or similar derivative transactions.

Pension Benefits and Nonqualified Deferred Compensation

To assist executives with their long-term financial security, the Company maintains the pension benefits, nonqualified deferred compensation agreements and supplemental retirement agreements for the benefit of Named Executive Officers that are described in the “Post Employment Benefits” section below.

Retention Agreements and Change in Control

Special Retention Agreements. In January 2006, Messrs. Cozens, Fallon and Weale (as well as selected other employees of the Company) entered into special retention agreements with the Company. These agreements were designed by the Company to retain its key personnel in response to the increased demand for qualified officers and employees occasioned by the establishment in 2005 of a number of Bermuda-based competitors to the Company following hurricane Katrina. In general, the agreements referenced a base salary increase effective January 1, 2006 and provided for incentives (special retention bonuses), corresponding to 50%

of base salary, to such executive officers and selected other employees to remain employed with the Company through January 31, 2007. If any such executive officer or such other selected employee wished to terminate his employment during the retention period, he was required to provide advance notice of termination, generally 180 days. The special retention agreements also contained requirements with respect to the officer’s or employee’s obligations to the Company in respect of proprietary information and competitive activities.

The Company paid the special retention bonuses to Messrs. Cozens, Fallon and Weale as of January 31, 2007 pursuant to the terms of the special retention agreements. The Company did not enter into any special retention agreements with any employees during 2007.

Change in Control. The Company’s 2003 Stock Incentive Plan and 2007 Incentive Plan provide that all awards granted thereunder shall vest and any applicable transfer restrictions shall lapse immediately and become due and payable in the event that the Company undergoes a transaction that is deemed to be a change of control. The 2005 Stock Option Plan provides that all options granted thereunder shall vest immediately and become exercisable in the event that the Company undergoes a transaction that is deemed to be a change of control. The events that constitute “changes of control” are described below under “2007 Compensation—Potential Payments By the Company Upon Severance or Change in Control.”

Role of Executive Officers in Compensation Decisions

The Compensation Committee approves the compensation (including base salary, annual bonus and long-term compensation) of Messrs. Cozens, Fallon and Weale, after considering the recommendations of the Chief Executive Officer. The Compensation Committee reviews and approves all Company and individual goals and objectives relevant to the Chief Executive Officer’s compensation; evaluates the Chief Executive Officer’s performance in light of those goals and objectives; determines and approves the Chief Executive Officer’s compensation (including base salary, annual bonus, long-term compensation, executive benefits and perquisites) based on this evaluation; and reviews its decisions with the Board.

No executive officer or other employee of the Company served as a member of the Compensation Committee or as a member of the compensation committee of any company where an executive officer of such company is a member of the Compensation Committee.

2007 COMPENSATION

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to the Company’s Named Executive Officers in 2006 and 2007. Positions listed in the table set forth below are held with both the Company and IPCRe.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Share Awards ($) (2) (e)	Option Awards ($) (3) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4) (g)	All Other Compensation ($) (h)	Total ($) (i)
James P. Bryce,	2007	827,753	823,780	1,817,977	386,800	435,549	846,373	5,138,232
President & Chief Executive Officer	2006	720,000	900,000	728,690	473,200	288,655	238,228	3,348,773

John R. Weale,	2007	447,537	597,312	350,315	241,750	—	226,117	1,863,031
Senior Vice President & Chief Financial Officer	2006	366,100	274,575	200,609	284,950	—	195,144	1,321,378

Stephen F. Fallon,	2007	518,829	613,534	451,182	241,750	—	231,192	2,056,487
Senior Vice President	2006	424,000	424,000	251,475	299,350	—	252,389	1,651,214

Peter J.A. Cozens,	2007	522,765	671,902	864,557	241,750	285,347	235,722	2,822,043
Senior Vice President	2006	424,000	424,000	271,235	284,950	137,776	229,342	1,771,303

(1)	The amounts in column (d) reflect the discretionary cash awards to the named individuals in relation to performance bonus compensation. The amounts quantified in column (d) reflect performance during 2006 and 2007 paid in February 2007 and 2008, respectively; 2007 amounts for Messrs. Weale, Fallon and Cozens include the special retention bonuses paid as of January 31, 2007.
(2)	The amounts in column (e) reflect the 2006 and 2007 compensation expense for awards (in the form of RSUs and PSUs) that were granted to Named Executive Officers in and prior to December 31, 2007, computed in accordance with SFAS 123(R), except that the Company assumed that Named Executive Officers will perform the service required for the award to vest. Assumptions used in the calculation of these amounts are disclosed in Note 7 to the Company’s audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2007, included in the Company’s Annual Reports on Form 10-K filed with the SEC on February 27, 2007 and on February 22, 2008, respectively. Awards are deemed to vest immediately for grants awarded to retirement-eligible employees (Messrs. Bryce & Cozens).
(3)	The amounts in column (f) reflect the 2006 and 2007 compensation expense for awards (in the form of options to acquire Common Shares) that were granted to Named Executive Officers in and prior to December 31, 2007, computed in accordance with SFAS 123(R), except that the Company assumed that Named Executive Officers will perform the service required for the award to vest. Assumptions used in the calculation of these amounts are disclosed in Note 7 to the Company’s audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2007, included in the Company’s Annual Reports on Form 10-K filed with the SEC on February 27, 2007 and on February 22, 2008, respectively.
(4)	The amounts in column (g) reflect the actuarial increase during 2006 and 2007 in the present value of the Named Executive Officer’s benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. The Named Executive Officers’ pension arrangements are described below in the narrative preceding the Pension Benefits Table.

All Other Compensation (column (h))

The amounts in column (h) comprises the following payments and benefits:

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contributions to Nonqualified Deferred Compensation Arrangements ($)	Total ($)
James P. Bryce, President & Chief Executive Officer	2007	767,086	17,899	61,388	846,373
	2006	186,859	16,369	35,000	238,228
John R. Weale, Senior Vice President & Chief Financial Officer	2007	166,243	17,496	42,378	226,117
	2006	142,101	14,738	38,305	195,144
Stephen F. Fallon, Senior Vice President	2007	163,951	21,300	45,941	231,192
	2006	192,880	18,309	41,200	252,389
Peter J.A. Cozens, Senior Vice President	2007	203,823	11,899	20,000	235,722
	2006	199,950	9,392	20,000	229,342

Perquisites

The “Perquisites and Other Personal Benefits” column of the table above comprises the following:

Name	Year	Housing Allowance	Cost of Living Allowance (1)	Home Leave Allowance	Education Allowance	Utility Allowance	Welfare Benefit	Club Dues	Tax Gross-Ups	Vacation Pay-Out	Total Perquisites and Other Personal Benefits
James P. Bryce,	2007	100,500	—	14,592	—	9,458	—	7,400	47,751	587,385	767,086
President & Chief Executive Officer	2006	93,875	63,312	6,979	—	9,502	8,441	4,750	—	—	186,859

John R. Weale,	2007	87,000	—	13,483	—	6,094	—	5,445	—	54,221	166,243
Senior Vice President & Chief Financial Officer	2006	63,147	54,996	4,784	—	5,783	8,441	4,950	—	—	142,101

Stephen F. Fallon,	2007	95,850	—	4,912	15,070	7,671	—	3,050	37,398	—	163,951
Senior Vice President	2006	89,125	65,388	3,988	13,937	7,051	8,441	4,950	—	—	192,880

Peter J.A. Cozens,	2007	109,500	—	6,878	—	6,131	—	2,900	—	78,414	203,823
Senior Vice President	2006	108,875	69,324	6,466	—	4,144	8,441	2,700	—	—	199,950

(1)	Cost of Living allowances were provided to the executives during 2006; effective January 1, 2007 these allowances were incorporated into the executives’ base salaries.

Grants of Plan-Based Awards

The following table describes the grants of RSUs and PSUs that were made to each of the Named Executive Officers in calendar year 2007.

On February 20, 2007, the Board terminated the 2005 Stock Option Plan with respect to the Common Shares not at that time subject to options thereunder. No options to acquire Common Shares were granted in 2007.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Share Awards: Number of Shares of Share or Units (#) (2) (f)	Grant date fair value of share, share incentive awards and option awards ($) (3) (g)
		Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)
James P. Bryce,	2/23/2007	—	—	—	40,928	1,214,444
President & Chief Executive Officer	8/31/2007	20,464	40,928	61,392	—	1,040,389

John R. Weale,	2/23/2007	—	—	—	15,872	470,965
Senior Vice President & Chief Financial Officer	8/31/2007	7,936	15,872	23,808	—	403,466

Stephen F. Fallon,	2/23/2007	—	—	—	20,910	620,456
Senior Vice President	8/31/2007	10,455	20,910	31,365	—	531,532

Peter J.A. Cozens,	2/23/2007	—	—	—	20,910	620,456
Senior Vice President	8/31/2007	10,455	20,910	31,365	—	531,532

(1)	Columns (c), (d) and (e) reflect the threshold, target and maximum number of Common Shares to be issued at vesting in respect of the award of PSUs made in 2007. PSU awards are made on an annual basis in three-year overlapping performance cycles that vest at the end of such period. Subject to fulfilling the applicable performance conditions, a portion of the PSU award is locked in annually (which we refer to as “Earned PSUs”), as described in “Compensation Disclosure and Analysis – Long-Term Incentive Awards.” If certain measures are exceeded, a portion of the Earned PSUs will instead be held as cash for the benefit of the executive concerned and deferred for five years for the lock-in date (the “top hat” feature).
(2)	The amounts shown in column (f) reflect the number of RSUs granted to each Named Executive Officer in 2007 pursuant to the 2003 Stock Incentive Plan. The RSUs vest in equal annual installments on each of the first four anniversaries of the date of grant.
(3)	The grant date fair value of the RSUs and PSUs was computed in accordance with SFAS 123(R), except that the Company assumed that Named Executive Officers will perform the service required for the awards to vest. Assumptions used in the calculation of these amounts are disclosed in Note 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2008.

Equity Holdings and Value Realization

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the Named Executive Officers concerning options outstanding as of December 31, 2007.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (Exercisable) (#) (1)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($) (1)	Closing Market Price on Date of Grant ($)	Option Grant Date	Option Expiration Date
James P. Bryce,	10,000	—	32.1875	32.0625	1/2/1998	1/2/2008
President & Chief Executive Officer	35,000	—	27.8500	29.4300	1/2/2002	1/2/2012
	30,000	—	31.5400	31.4900	1/2/2003	1/2/2013
	30,000	10,000	38.9000	40.2510	1/2/2004	1/2/2014
	20,000	20,000	43.0300	43.0300	1/3/2005	1/3/2015
	10,000	30,000	28.0000	28.0400	3/17/2006	3/17/2016

John R. Weale,	3,750	—	32.1875	32.0625	1/2/1998	1/2/2008
Senior Vice President & Chief Financial Officer	4,000	—	22.8125	22.7500	1/4/1999	1/4/2009
	6,000	—	15.3750	15.0000	1/3/2000	1/3/2010
	6,000	—	21.0000	22.1250	1/2/2001	1/2/2011
	20,000	—	27.8500	29.4300	1/2/2002	1/2/2012
	15,000	—	31.5400	31.4900	1/2/2003	1/2/2013
	18,750	6,250	38.9000	40.2510	1/2/2004	1/2/2014
	12,500	12,500	43.0300	43.0300	1/3/2005	1/3/2015
	6,250	18,750	28.0000	28.0400	3/17/2006	3/17/2016

Stephen F. Fallon,	6,250	—	27.8500	29.4300	1/2/2002	1/2/2012
Senior Vice President	10,000	—	31.5400	31.4900	1/2/2003	1/2/2013
	12,500	6,250	38.9000	40.2510	1/2/2004	1/2/2014
	12,500	12,500	43.0300	43.0300	1/3/2005	1/3/2015
	6,250	18,750	28.0000	28.0400	3/17/2006	3/17/2016

Peter J.A. Cozens,	5,000	—	27.8500	29.4300	1/2/2002	1/2/2012
Senior Vice President	7,500	—	31.5400	31.4900	1/2/2003	1/2/2013
	18,750	6,250	38.9000	40.2510	1/2/2004	1/2/2014
	12,500	12,500	43.0300	43.0300	1/3/2005	1/3/2015
	6,250	18,750	28.0000	28.0400	3/17/2006	3/17/2016

(1)	Between January 2, 1997 and March 17, 2006, the Company granted options to acquire Common Shares to Named Executive Officers at exercise prices ranging from $13.375 to $43.03 per Common Share, as determined in accordance with the plan pursuant to which they were issued. In the case of the 2005 Stock Option Plan, the exercise price was equal to the closing price of the Company’s Common Shares on the trading day prior to the applicable date of grant and in the case of the predecessor plans, dated March 6, 1997, February 15, 2000 and December 22, 2003, the exercise price was the average of the closing prices of a Common Share on each of the ten consecutive trading days prior to the date of determination. All options listed above vest and become exercisable in four equal annual installments on each of the first four anniversaries of the date of grant of the option, and lapse on the tenth anniversary of the date of issue.

The following table sets forth certain information with respect to the Named Executive Officers concerning restricted share grant awards as of December 31, 2007.

Name	Restricted Share Unit (RSU) Awards
	Number of Shares or Units of Shares That Have Not Vested (#) (1)	Market Value of Shares or Units of Shares That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
James P. Bryce, President & Chief Executive Officer	59,224	1,709,804	—	—

John R. Weale, Senior Vice President & Chief Financial Officer	—	—	22,937	662,177

Stephen F. Fallon, Senior Vice President	—	—	28,594	825,516

Peter J.A. Cozens, Senior Vice President	27,907	805,688	—	—

(1)	The market value is based on the Company’s closing sale price on December 31, 2007. Because Messrs. Bryce and Cozens are retirement-eligible, the vesting of their RSUs is deemed not to require any future service.
(2)	The market value is based on the Company’s closing sale price on December 31, 2007. Because Messrs. Weale and Fallon are not retirement-eligible, the vesting of their RSUs is deemed to require future service.

The following table sets forth certain information with respect to the Named Executive Officers concerning PSU awards as of December 31, 2007.

Name	Performance Share Unit (PSU) Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
James P. Bryce, President & Chief Executive Officer	40,928	1,181,591

John R. Weale, Senior Vice President & Chief Financial Officer	15,873	458,225

Stephen F. Fallon, Senior Vice President	20,910	603,672

Peter J.A. Cozens, Senior Vice President	20,910	603,572

(1)	The column reflects the target number of Common Shares (because the Company’s performance would have exceeded the threshold in 2006) to be issued at vesting in respect of PSU awards made in 2007.
(2)	The market value is based on the Company’s closing sale price on December 31, 2007.

Option Exercises and Restricted Share Units Vested

The following table sets forth the amounts realized by each of the Named Executive Officers in calendar year 2007 as a result of the exercise of share options and the vesting of RSUs.

Name	Option Awards		Restricted Share Unit Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James P. Bryce, President & Chief Executive Officer (1)	—	—	75,381	250,369
John R. Weale, Senior Vice President & Chief Financial Officer	—	—	5,941	200,448
Stephen F. Fallon, Senior Vice President	—	—	7,337	251,240
Peter J.A. Cozens, Senior Vice President (1)	—	—	33,932	92,232

(1)	SFAS 123(R) requires the immediate expensing of share-based awards granted to retirement-eligible employees. RSUs for retirement-eligible employees are deemed not to require future service, as stated in Note 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2008, so these were effectively vested as at December 31, 2007. Messrs. Bryce and Cozens are retirement-eligible. Pursuant to the 2003 Stock Incentive Plan, upon the retirement of the grantee of an award of restricted shares units, the grantee’s award to the extent not yet vested will thereupon be 100% vested.

Post-Employment Benefits

Pension Benefits and Nonqualified Deferred Compensation

Mr. Bryce. Mr. Bryce has entered into an individual pension arrangement with IPCRe, under which he is entitled to a retirement allowance equal to the value of a monthly lifetime benefit commencing upon his attaining age 65. This arrangement is not intended to qualify for tax-favoured treatment under the Code. The annual amount of such benefit will equal 0.925% of Mr. Bryce’s average base pay during the 36 consecutive months out of his last 120 months prior to his termination up to “covered compensation” (described below) plus 1.425% of average base pay during the 36 consecutive months out of his last 120 months prior to his termination in excess of covered compensation, multiplied by his years of credited service after April 1, 1985. His benefit will be reduced by an amount equal to the benefit he accrued as of December 1, 1995 under the AIG U.S. Retirement Plan. “Covered compensation” is 150% of the 35-year average of the U.S. Social Security taxable wage bases in effect for each calendar year during the 35-year period ending with the last calendar year in which Mr. Bryce turns age 65, but is limited to the U.S. Social Security Wage Base in the year of Mr. Bryce’s retirement. At December 31, 2007, Mr. Bryce’s covered compensation was $97,500. Covered compensation pursuant to Mr. Bryce’s pension arrangement with IPCRe increases each year as Social Security taxable wage bases increase. A reduced benefit is payable upon retirement at an earlier age.

Mr. Cozens. Mr. Cozens has entered into an individual pension arrangement with IPCRe, under which he is entitled to a retirement allowance equal to the value of a monthly lifetime benefit commencing upon his attaining age 65. This arrangement is not intended to qualify for tax-favoured treatment under the Code. The annual amount of such benefit will equal 1.75% of Mr. Cozens’ highest average base pay during the 36 consecutive months out of his last 120 months prior to his termination, multiplied by his years of credited service after April 1, 1995, less 1.43% of any governmental Social Security benefit to which he may be entitled multiplied by his years of credited service after April 1, 1995. A reduced benefit is payable upon retirement at an earlier age.

The table below sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under any applicable pension arrangement.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
James P. Bryce, President & Chief Executive Officer	Individual Pension Arrangement	22.75	1,713,895
John R. Weale, Senior Vice President & Chief Financial Officer	N/A	—	—
Stephen F. Fallon, Senior Vice President	N/A	—	—
Peter J.A. Cozens, Senior Vice President	Individual Pension Arrangement	12.75	875,879

(1)	The assumptions used to calculate the amounts in this column are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K, with the following exceptions: retirement age is 65 and future salary increases and increases in the Social Security Wage Base are disregarded. The following information was also used to estimate present values: a discount rate of 6.00% and 6.25% at December 31, 2006 and 2007, respectively; a lump sum rate of 4.85% and 4.77% at December 31, 2006 and 2007, respectively; the form of payment at retirement is a lump sum; historical rates of pay; and the mortality table for lump sum calculation (GATT 2003 (as described in IRS Rev. Ruling 2001-62)).

Nonqualified Deferred Compensation

Mr. Bryce. Mr. Bryce has entered into a deferred compensation arrangement with IPCRe under which he may defer a portion of his salary and IPCRe will contribute a matching amount equal to the lesser of 5% of his salary or the maximum allowable deferral permitted by Section 402(g) of the Code (which was $15,500 in 2007) with respect to plans established under Section 401(k).

Messrs. Weale and Fallon. Messrs. Weale and Fallon have been eligible to participate in the IPCRe Defined Contribution Retirement Plan since January 1, 1997 and May 1, 1998, respectively. Under this plan, which is not intended to qualify for tax-favoured treatment under the Code, each participant defers a portion of his salary (as determined each year) and IPCRe contributes an equal amount, up to 5% of the participant’s salary. Amounts contributed pursuant to the plan are invested, among the investment options available thereunder, at the discretion of the employee. Participants are fully vested at all times in both their own and IPCRe’s contributions on their behalf to the plan. Participants may begin to receive distributions from their accounts upon regular retirement at age 65, early retirement at age 55 or thereafter (at the election of the member employee), death or disability (as defined in the plan).

Supplemental Executive Retirement Plan. IPCRe has a supplemental executive retirement plan (“SERP”) for the purpose of providing certain retirement benefits to IPCRe’s executive officers and other corporate officers approved by IPCRe’s Board. Under this plan, a participant may contribute a portion of his salary and bonus to the plan and IPCRe contributes 10% of the participant’s salary each year that the plan is in effect, subject to a maximum annual contribution per participant of $22,500. Amounts contributed pursuant to the plan are deemed to be invested, among the investment options available under the SERP, at the discretion of the employee. Participants are fully vested at all times in IPCRe’s contributions on their behalf to the SERP. Participants may begin to receive distributions from their accounts upon regular retirement at age 65, early retirement at age 55 or thereafter (at the election of the member employee), death or disability (as defined in the plan).

The table below sets forth the executive contributions, the Company’s contributions and the aggregate earnings, withdrawals and balances during 2007 under the nonqualified deferred compensation plans and arrangements described above.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
James P. Bryce, President & Chief Executive Officer (3)	1,901,262	61,388	535,012	6,906,443

John R. Weale, Senior Vice President & Chief Financial Officer	22,378	42,378	36,860	473,379

Stephen F. Fallon, Senior Vice President	895,414	45,941	307,083	3,718,154

Peter J.A. Cozens, Senior Vice President	—	20,000	10,829	134,599

(1)	The amounts reflected in this column reflect the amount of 2007 salary each of the Named Executive Officers contributed to nonqualified deferred compensation arrangements in 2007.
(2)	Company contributions and aggregate balances include amounts contributed by IPCRe to nonqualified deferred compensation plans and the SERP in 2008 with respect to fiscal 2007 compensation. The amounts reflected in this column are also reported as compensation to the Named Executive Officer in the salary column of the Summary Compensation Table on page 25.
(3)	Includes amounts for Mr. Bryce under his nonqualified deferred compensation plan described above.

Potential Payments By the Company Upon Severance or Change in Control

Change in Control and Severance

Upon termination of employment (as defined in the applicable plan), grantees may be eligible to receive payments under the Company’s 2003 Stock Incentive Plan, 2005 Stock Option Plan and 2007 Incentive Plan.

Change in Control

The Company’s 2003 Stock Incentive Plan and 2007 Incentive Plan provide that all awards granted thereunder shall vest and, in the case of the 2007 Incentive Plan, any applicable transfer restrictions shall lapse immediately and become due and payable in the event that the Company undergoes a transaction that is deemed to be a change of control. The 2005 Stock Option Plan provides that all options granted thereunder shall vest immediately and become exercisable in the event that the Company undergoes a transaction that is deemed to be a change of control.

A change of control under the 2003 Stock Incentive Plan and the 2005 Stock Option Plan means any of:

•	any person becoming the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

•

a change in the composition of the Board over any two-year period where the Directors serving at the beginning of such period (and any approved new Directors) no longer constitute a majority by the end of the period (subject to certain exceptions);

•

the shareholders of the Company approving a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approving a scheme of arrangement of the Company that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the combined voting power of the voting securities of the Company or such surviving and continuing entity outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; or

•	the shareholders of the Company approving a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

A change of control under the 2007 Incentive Plan means any of:

•	any person becoming the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company’s then issued and outstanding voting securities;

•

a change in the composition of the Board over any two-year period where the Directors serving at the beginning of such period (and any approved new Directors) no longer constitute a majority by the end of the period (subject to certain exceptions);

•

consummation of a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approving a scheme of arrangement of the Company that would result in the voting securities of the Company issued and outstanding immediately prior thereto not representing at least 50% of the combined voting power of the voting securities of the Company of such surviving or continuing entity issued and outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; or

•	the shareholders of the Company approving a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Severance

The Company’s 2003 Stock Incentive Plan provides that, if a grantee’s employment is terminated (as defined in the plan) without cause, the grantee’s award to the extent not yet vested will become 100% vested. The 2005 Stock Option Plan provides that no part of any option may be exercised after the termination of employment (as defined in the plan) of a participant with the Company or any subsidiary, except that: (i) if the termination of employment is at or after normal retirement age or due to disability, any portion of an option, whether or not exercisable at the time of such termination, may be exercised by the participant at any time within the term of the option; and (ii) if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of the Board, any portion of an option may be exercised by the participant within such period as the Board may determine after such termination, but only to the extent such option was exercisable at the time of such termination unless the Board otherwise determines.

The Company’s 2007 Incentive Plan provides that, in the event of a grantee’s termination of employment (as defined in the plan) due to death or disability, on the date of termination of employment (i) each of the grantee’s then outstanding awards shall vest under the terms of the plan and the applicable award agreement, and (ii) unless the applicable award agreement provides otherwise, all transfer restrictions on the grantee’s then issued and outstanding restricted shares shall lapse. Unless the applicable award agreement provides otherwise, in the event of the grantee’s termination of employment for any other reason, (i) awards that have not vested shall be forfeited and cancelled and (ii) restricted shares that have not vested under the terms of the award agreement shall be repurchased or acquired by the Company as treasury shares for an aggregate price of $1.00.

The Named Executive Officers are fully vested in the SERP and would be entitled to receive their full account balance either in a lump sum or in up to fifteen annual installments, at their election, upon the termination of their employment. Messrs. Bryce and Cozens are fully vested in their respective individual pension arrangements and would be entitled to receive, at their election, the applicable account balance as cash or as a pension benefit in accordance with the amounts shown in the following table, upon the termination of their employment.

The following table quantifies certain amounts that would be payable to Named Executive Officers upon severance or change in control. The amounts reflected in the table assume a December 31, 2007 termination of employment. The payments and benefits shown in the table in respect of Messrs Bryce and Cozens reflect their status as retirement-eligible employees as of December 31, 2007.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control (1) Termination w/o Cause or for Good Reason ($)	Before Change in Control Termination for Cause or w/o Good Reason ($)	After Change in Control (1) Termination for Cause or w/o Good Reason ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($) (1)
James P. Bryce, President & Chief Executive Officer	Share option vesting acceleration (2)	—	24,900	—	24,900	—	24,900	24,900	24,900
	Restricted share unit vesting acceleration (3)	1,709,804	1,709,804	—	1,709,804	1,709,804	1,709,804	1,709,804	1,709,804
	Individual Pension Arrangement	1,084,896	1,713,895	1,084,896	1,713,895	1,356,213	678,106	1,713,895	1,713,895
	Supplementary Executive Retirement Plan (4)	1,724,505	1,724,505	1,724,505	1,724,505	1,724,505	1,724,505	1,724,505	1,724,505
	Individual Deferred Compensation Arrangement	5,181,938	5,181,938	—	5,181,938	5,181,938	5,181,938	5,181,938	5,181,938

John R. Weale, Senior Vice President & Chief Financial Officer	Share option vesting acceleration (2)	—	15,563	—	15,563	—	15,563	15,563	15,563
	Restricted share unit vesting acceleration	—	662,177	—	662,177	—	662,177	662,177	662,177
	Supplementary Executive Retirement Plan (4)	134,542	134,542	134,542	134,542	134,542	134,542	134,542	134,542
	International Plan Level 1	338,837	338,837	338,837	338,837	338,837	338,837	338,837	338,837

Stephen F. Fallon, Senior Vice President	Share option vesting acceleration (2)	—	15,563	—	15,563	—	15,563	15,563	15,563
	Restricted share unit vesting acceleration	—	825,516	—	825,516	—	825,516	825,516	825,516
	Supplementary Executive Retirement Plan (4)	997,803	997,803	997,803	997,803	997,803	997,803	997,803	997,803
	Individual Deferred Compensation Arrangement	2,720,351	2,720,351	—	2,720,351	2,720,351	2,720,351	2,720,351	2,720,351

Peter J.A. Cozens, Senior Vice President	Share option vesting acceleration (2)	—	15,563	—	15,563	—	15,563	15,563	15,563
	Individual Pension Arrangement	875,879	875,879	875,879	875,879	875,879	437,940	875,879	875,879
	Restricted share unit vesting acceleration (3)	805,688	805,688	—	805,688	805,688	805,688	805,688	805,688
	International Plan Level 2	134,599	134,599	134,599	134,599	134,599	134,599	134,599	134,599

(1)	In the event of a change in control, all outstanding share option awards will be fully exercisable and vested. The definition of a “Change in Control” is located in the section titled “Change in Control and Severance”. The intrinsic value (i.e., the amount by which the trading price of the underlying share exceeds the strike price for the option to acquire such share) of the unvested share options held by each Named Executive Officer as of December 31, 2007 that would become vested upon the occurrence of one of the events described in the preceding sentence is shown above.
(2)	Calculated based on the difference between the closing price of the Company’s Common Shares on December 31, 2007 ($28.87) and the exercise price of unvested share options as of such date. Pursuant to the 2005 Stock Option Plan, if termination of employment is at or after normal retirement age or due to disability (as defined in the plan), any portion of an option, whether or not exercisable at the time of such termination, may be exercised by the participant at any time within the term of the option; and if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of the Board, any portion of an option may be exercised by the participant within such period as the Board may determine after such termination, but only to the extent such option was exercisable at the time of such termination unless the Board otherwise determines. Messrs. Bryce and Cozens are retirement-eligible. Pursuant to the 2005 Stock Option Plan, in the event of the death of the participant (whether during or after the termination of his employment) any portion of an option exercisable at the time of death may be exercised within 12 months after the death of the participant (but in no event after the expiration of the term of the option) by the person or persons to whom the participant’s rights under such option are transferred by will or the laws of descent and distribution. In the event of the death of the participant during his or her employment but prior to the time an option would normally become fully exercisable, such option shall be considered fully exercisable at the time of the death.
(3)	SFAS 123(R) requires the immediate expensing of share-based awards granted to retirement-eligible employees. Restricted share units for retirement-eligible employees are deemed not to require future service, as stated in Note 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2008, so these were effectively vested as at December 31, 2007. Messrs. Bryce and Cozens are retirement-eligible. Pursuant to the 2003 Stock Incentive Plan, upon the retirement of the grantee of an award of restricted share units or if the employment of the grantee of such an award is terminated by death or disability (as defined in the Company’s long-term disability plan, as in effect from time to time), the grantee’s award to the extent not yet vested will thereupon be 100% vested.
(4)	The Named Executive Officers are fully vested in the Company’s Supplementary Executive Retirement Plan and are entitled to receive their full account balance upon termination of employment.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

We have reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation Committee

P.S. Christie (Chairman)

M.R. Bridges

K.L. Hammond

L.A. Joaquin

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of your Board has responsibility to review and to recommend to your Board the compensation of the Company’s officers. No executive officer or other employee of the Company served as a member of the Compensation Committee or as a member of the compensation committee of any company where an executive officer of such company is a member of the Compensation Committee.

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The role of the Audit Committee is to assist the Board in its oversight of IPC’s financial reporting process. The Board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the applicable listing standards of The Nasdaq Global Select Market.

The Audit Committee operates pursuant to a Charter that is reviewed and assessed on at least an annual basis, and which was last amended and restated by the Board on April 20, 2004. A copy of the Charter of the Audit Committee is available on the Company’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance.” As set forth in the Audit Committee’s Charter, the management of IPC is responsible for the preparation, presentation and integrity of IPC’s financial statements, IPC’s accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing IPC’s financial statements, reviews of IPC’s quarterly financial statements, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by U.S. Auditing Standards (AU) Section 380, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to IPC is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in IPC’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Audit Committee

M.R. Bridges (Chairman)

P.S. Christie

K.L. Hammond

L.A. Joaquin

A.P.D. Lancaster

SHAREHOLDER COMMUNICATION

Shareholders may communicate directly with members of the Board by writing to the Board, as a group or individually, at the executive offices of the Company. Except as provided below, if any written communication is received by the Company and addressed to: The Board of Directors of IPC Holdings, Ltd., any committee of the Board or one or more named Directors (or addressed to the Secretary of the Company with a request to be forwarded to one or more members of the Board), the Secretary of the Company shall be responsible for promptly forwarding the correspondence to the appropriate Board member(s). Obvious marketing materials or other general solicitations will not be forwarded. The Board will generally respond in writing, or cause the Company to respond, to bona fide shareholder communications that express legitimate concerns or questions about IPC.

The Company’s policy on Directors attending the Annual General Meeting is that all Directors should be invited but are not required to attend. Messrs. Hammond and Mutch attended the 2007 annual general meeting.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL GENERAL MEETING

If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2009 annual general meeting or propose a nominee for the Board, please send it to the Secretary, IPC Holdings, Ltd., 29 Richmond Road, Pembroke HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than December 30, 2008 to be eligible for inclusion in the 2009 annual general meeting proxy statement. If a shareholder wishes to submit a proposal to the 2009 annual general meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely if the Company is not notified of such proposal by March 15, 2009.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by Directors, officers and employees, personally or by telephone or e-mail. Proxy Cards and materials also will be distributed to beneficial owners of Common Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. W.F. Doring & Co., Inc. has been retained to assist the Company in the solicitation of proxies at a fee not expected to exceed $60,000 plus out-of-pocket expenses.

OTHER MATTERS

Other than the approval of the minutes from the 2007 annual general meeting, your Board does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting attached hereto. If matters other than those set forth in the Notice of Annual General Meeting come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such Directors, executive officers and shareholders are also required to furnish the Company with copies of all Section 16(a) reports they file. Purchases and sales of the Company’s equity securities by such persons are published on the Company’s website.

Based on a review of the copies of such reports, and on written representations from the Company’s Directors and executive officers, the Company believes that all Section 16(a) filing requirements applicable to the Company’s Directors, executive officers and shareholders were complied with during fiscal 2007.

ADDITIONAL INFORMATION

The Company will furnish, without charge to any shareholder, a copy of the Company’s Annual Report on Form 10-K (including the financial statements and financial schedules incorporated therein by reference to the Company’s Annual Report to Shareholders but not including the exhibits, which are available upon payment of a reasonable fee) for the year ended December 31, 2007, filed with the SEC. A copy of such report may be obtained upon written request to the Company at 29 Richmond Road, Pembroke HM 08, Bermuda, Attention: Melanie J. Saunders, Secretary. Each such request must include a representation that, as of April 9, 2008, the person making the request was a beneficial owner of Common Shares entitled to vote at the Annual General Meeting. The Annual Report on Form 10-K, and all of the Company’s filings with the SEC, can be accessed through the Company’s website at http://www.ipcre.bm under “Financial Information.”

Appendix A

PROPOSED GRANT OF AUTHORITY TO FILL

BOARD VACANCIES

(Item B on Proxy Card)

RESOLVED that, until the date of the next annual general meeting, any vacancy on the Board not filled at this Annual General Meeting, and any vacancy on the Board arising as a result of any increase in the size of the Board, may be filled at the discretion of the Board.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual General Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A    Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Item A – Election of Nominees: to elect Directors of the Company to hold office until the Company’s next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated.

	For	Withhold
01 – Kenneth L. Hammond	[ ]	[ ]

	For	Withhold
04 – Peter S. Christie	[ ]	[ ]

	For	Withhold
02 – James P. Bryce	[ ]	[ ]

	For	Withhold
05 – L. Anthony Joaquin	[ ]	[ ]

	For	Withhold
03 – Mark R. Bridges	[ ]	[ ]

	For	Withhold
06 – Antony P.D. Lancaster	[ ]	[ ]

To cumulate votes, place the number of votes for a Director on the line next to such Director’s name.

		For	Against	Abstain			For	Against	Abstain
2.	Item B - Authorization of the Board to fill Board vacancies: to authorize the Board of Directors to fill any vacancy in their number not filled at a general meeting or arising as a result of an increase in the size of the Board.	[ ]	[ ]	[ ]	3.	Item C - Re-appointment and compensation of independent auditors: to approve the re-appointment of KPMG as the Company’s independent auditors until the close of the Company’s next Annual General Meeting and to authorize the Audit Committee of the Board of Directors to set the compensation of such independent auditors.	[ ]	[ ]	[ ]
		For	Against	Abstain
4.	Item D - Approval of the revised Plan of Remuneration for the Board of Directors.	[ ]	[ ]	[ ]

B    Non-Voting Items

Change of Address — Please print your new address below.	Email - If you wish to add an email address to your account, please print below.

C    Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – IPC Holdings, Ltd.

Meeting Details

Proxy Solicited by Board of Directors of IPC Holdings, Ltd. (the “Company”) in connection with the Company’s

Annual General Meeting of Shareholders to be held on June 20, 2008 (the “Annual General Meeting”) at the American

International Building, 29 Richmond Road, Pembroke, Bermuda

The undersigned shareholder of the Company hereby appoints Kenneth L. Hammond or, failing him, James P. Bryce, as proxy, each with the power to appoint his substitute, and authorizes them to represent and vote as designated herein, all of the common shares, par value $0.01 per share, of the Company (“Common Shares”) held of record on April 9, 2008 by the undersigned shareholder of the Company at the Annual General Meeting, and at any adjournment or postponement thereof, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE FOR EACH OF THE NOMINEES AND EACH OF THE PROPOSALS SET FORTH ON THE REVERSE OF THIS PROXY.